Jason Industries, Inc. Reports Fourth Quarter and Full-Year 2015 Results

Fourth quarter organic sales growth of three percent
Announces cost reduction and margin expansion program
Provides 2016 guidance

MILWAUKEE, March 1, 2016 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or “the Company”) today reported fourth-quarter 2015 net sales of $173.8 million, net loss of $84.7 million and diluted loss per share of $3.20. These results include pre-tax goodwill and intangible asset impairment charges of $94.1 million, restructuring and integration costs of $5.9 million and pre-tax share based compensation expense of $1.5 million. For fourth-quarter 2015, adjusted net income was $0.7 million and adjusted income per share was $0.02.

Full-year 2015 results were net sales of $708.4 million, net loss of $89.6 million and diluted loss per share of $3.53. These results included pre-tax goodwill and intangible asset impairment charges of $94.1 million, restructuring and integration costs of $12.8 million and pre-tax share based compensation expense of $8.0 million. For full-year 2015, adjusted net income was $5.6 million and adjusted income per share was $0.19.

“We ended the year with strong organic growth in Acoustics and Seating on volumes from new business awards and continued strength in heavy weight motorcycle during the quarter. Demand from general industrial end markets remained soft during the quarter, impacting Finishing and Components,” said Jeffry N. Quinn, chairman and chief executive officer of Jason. “While we met our most recent guidance expectations and achieved growth in sales and Adjusted EBITDA for the year, there is significant opportunity for improvement. We continue to address operational issues in our Seating business, which remains a high priority and key focus of our management team.”

“In light of our challenges, we have initiated specific actions to increase shareholder value. We will renew the focus on our customers, reduce costs to improve margins, enhance cash generation to de-lever, and optimize our business portfolio ,” Quinn added. “I believe for these actions to be successful, we must make investments in our organization to increase reliability and sustainability to meet our commitments.”

These actions build on the realignment of Jason’s organizational structure announced in January 2016, integrating functions across Jason’s businesses to drive improved operational efficiency, performance and cost synergies.

Cost Reduction and Margin Expansion Program:

As part of an ongoing strategic review of organizational structure and operations, Jason has implemented a global cost reduction and restructuring program designed to expand Adjusted EBITDA margins to a sustainable 15 percent within three years. This program is expected to:

•	Achieve at least $30 million in overall annual run-rate cost savings by the end of 2017 through:

•	$10 million in annual run-rate reduction in selling and administrative costs.

•	$20 million in annual run-rate cost savings through operational optimization.

•
Expand margins by approximately 40 to 60 basis points through a strategic review of approximately $50 million to $75 million of revenue in non-core business that is dilutive to margins, which will be improved, divested, or exited. This review will include an evaluation of Jason’s products, customers and geographic end-markets served to drive margin expansion, strategic focus and product line simplification.

The operational optimization actions include a supply chain optimization project and a global footprint rationalization project both of which were initiated in the first quarter. In February 2016, the Company announced the closure of its Buffalo Grove, Ill. manufacturing facility, which is part of the ongoing footprint rationalization and will result in the exit of approximately $17 million of low margin non-core product lines.

Cost reduction actions implemented in the first and second quarter will achieve annual run-rate cost savings of $10 million, with $5 million to $7 million of cost savings in 2016 compared with 2015. As a result of these actions, Jason expects to record a pre-tax restructuring charge to earnings of approximately $4 million in the first half of 2016.

“Since becoming CEO of Jason in November, we have completed a top-to-bottom review of our businesses, our people, our structure and our strategies. We have upgraded our talent, including the installation of a strong Chief Operating Officer in Craig

Ivey, appointment of a new Chief Human Resources Officer, reorganized the company to be simpler, with less structure and overhead, and have established a centralized manufacturing organization. We have embarked on a number of programs, which will fix our lingering operating issues and improve our margins. In addition, we have identified several under-performing product lines which we will either fix or exit. We are confident our business can deliver sustainable 15 percent EBITDA margins,” added Quinn.

Fourth-Quarter 2015 Financial Results (versus the year ago period):

Net sales growth in Acoustics, Seating and Finishing offset volume softness in Components, excluding the impact of foreign currency. Net sales of $173.8 million increased $9.6 million, or 5.9 percent. Net sales were negatively impacted by $4.8 million, or 2.9 percent, of foreign currency translation. Net sales includes $9.4 million, or 5.7 percent, of acquisition growth from the acquisition of DRONCO GmbH (“DRONCO”) within Finishing. Excluding the impact of foreign currency and acquisitions, organic sales growth was 3.1 percent.

Adjusted EBITDA was $16.7 million, or 9.6 percent of net sales, compared with $18.9 million, or 11.5 percent of net sales. Adjusted EBITDA margin decrease of 190 basis points was driven by continued operational inefficiencies and an inventory charge in Seating. The Adjusted EBITDA decrease of $2.2 million includes $0.5 million, or 2.6 percent, of negative foreign currency translation.

Net loss was $84.7 million compared with net loss of $4.2 million, and includes non-cash goodwill and intangible asset impairment charges of $94.1 million. Adjusted net income was $0.7 million compared with adjusted net loss of $0.1 million.

For the year ended December 31, 2015, net cash provided by operating activities was $37.9 million. Capital expenditures were $32.8 million, an increase of $6.4 million, due to higher investment in Acoustics, supporting automotive underbody platform awards and long-term organic growth. Free cash flow was $1.5 million and was negatively impacted by higher capital expenditures and lower earnings in Seating. Free cash flow was reduced by $3.6 million of preferred stock dividends.

Net debt to Adjusted EBITDA on a pro forma trailing twelve-month basis was 5.0x as of the end of the fourth quarter. Total liquidity as of the end of the fourth quarter was $82.2 million, comprised of $35.9 million of cash and cash equivalents and $46.3 million of availability on revolving loan facilities globally.

Fourth-Quarter 2015 Segment Results (versus the year ago period):

Seating
Seating net sales of $36.7 million increased $2.1 million, or 6.0 percent, negatively impacted by foreign currency translation of $0.2 million, or 0.5 percent. Sales benefited from increased volumes on new heavy industry platform awards and strength in heavy weight motorcycle. Adjusted EBITDA was negative $0.4 million, or negative 1.1 percent of net sales, compared with $4.8 million, or 13.8 percent of net sales. Adjusted EBITDA was negatively impacted by operational inefficiencies and a $1.0 million charge for excess and obsolete inventory. A non-cash goodwill and intangible asset impairment charge of $94.1 million was recorded in Seating due to lower growth expectations resulting from projected weakness in agriculture and heavy industry end-markets.

Finishing
Finishing net sales of $49.6 million increased $3.8 million, or 8.4 percent, including net sales of $9.4 million from the acquisition of DRONCO, and a negative foreign currency translation impact of $3.7 million, or 8.2 percent. Excluding the impact of foreign currency and acquisitions, organic sales growth was negative 3.9 percent with a decline in global industrial demand and lower level of large customer projects. Adjusted EBITDA was $5.5 million, or 11.2 percent of net sales, compared with $7.0 million, or 15.4 percent of net sales, and was negatively impacted by unfavorable product mix and foreign currency translation of approximately $0.4 million.

Acoustics
Acoustics net sales of $59.3 million increased $4.5 million, or 8.3 percent, and were negatively impacted by foreign currency translation of $0.9 million, or 1.7 percent. Excluding the impact of foreign currency, organic sales growth was 10.0 percent driven by increased volumes on new platform awards. Adjusted EBITDA was $8.3 million, or 14.0 percent of net sales, compared with $4.6 million, or 8.4 percent of net sales. Adjusted EBITDA margin improved sequentially for the fifth consecutive quarter, resulting from continuing operational efficiencies and lower raw material pricing. In the fourth quarter of 2014 Adjusted EBITDA was negatively impacted by operational inefficiencies related to the accelerated closure of the Norwalk, Ohio manufacturing facility and the expansion of the Battle Creek, Mich. facility.

Components
Net sales in Components of $28.2 million decreased $0.9 million, or 2.9 percent, and were impacted by lower demand for industrial metal products and smart utility meter components. Adjusted EBITDA was $5.0 million compared with $5.2 million, or 17.9 percent of net sales in both periods.

2016 Guidance:

“We are focused on the things we must do to improve organizational reliability and consistency in 2016 and the things we can do to improve financial performance in 2016 and beyond. Creating a more consistent, reliable organization will require investments in our people, operations and supply chain, coupled with sustainable cost reductions. These actions will improve operational execution, result in margin expansion and enhance free cash flow generation. This guidance reflects the high degree of confidence in what we will achieve through these actions,” said Quinn.

For 2016, Jason expects net sales in the range of $735 to $750 million and Adjusted EBITDA is expected in the range of $84 to $90 million.

Conference Call:

The Company will hold a conference call to discuss its fourth quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries Fourth Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13630025. The telephonic replay will be available until 11:59 pm (Eastern Time), March 8, 2016. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, purchase accounting adjustments, sponsor fees and expenses, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, integration and other operational restructuring charges, transactional legal fees, other professional fees and special employee bonuses, purchase accounting adjustments, sponsor fees and expenses, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (ii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions) and (b) the period-to-period change in results (excluding acquisitions) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding period of the prior year.
On June 30, 2014, the Company completed its acquisition of Jason Partners Holdings Inc. (the “Predecessor”) (the “Business Combination”), at which point Jason, the Successor, became a new entity for financial reporting purposes. Accordingly, the consolidated financial statements of the Successor on or after June 30, 2014 are not comparable to the consolidated financial statements of the Predecessor prior to that date. However, for the readers’ convenience the Company has combined net sales and Adjusted EBITDA in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period January 1, 2014 through June 29, 2014. Net sales and Adjusted EBITDA were not significantly affected by acquisition accounting.

Contact Information
Investor Relations:
Chad Paris
investors@jasoninc.com
414.277.2007

Media: Melissa Zona
636.751.4057
mzona@jasoninc.com

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Successor				Predecessor
	December 31, 2015		Three Months Ended December 31, 2014	June 30, 2014 Through December 31, 2014	January 1, 2014 Through June 29, 2014
	Three Months Ended	Year Ended
Net sales	$173,778	$708,366	$164,167	$325,335	$377,151
Cost of goods sold	142,500	561,076	132,913	270,676	294,175
Gross profit	31,278	147,290	31,254	54,659	82,976
Selling and administrative expenses	33,653	129,371	27,102	57,183	54,974
Impairment charges	94,126	94,126	—	—	—
Loss on disposals of property, plant and equipment - net	95	109	57	57	338
Restructuring	163	3,800	1,028	1,131	2,554
Transaction-related expenses	—	886	1,129	2,533	27,783
Operating (loss) income	(96,759)	(81,002)	1,938	(6,245)	(2,673)
Interest expense	(8,415)	(31,835)	(8,363)	(16,172)	(7,301)
Equity income	206	884	211	381	831
Gain from sale of joint ventures	—	—	—	—	3,508
Other income - net	(36)	97	110	167	107
Loss before income taxes	(105,004)	(111,856)	(6,104)	(21,869)	(5,528)
Tax benefit	(20,338)	(22,255)	(1,913)	(7,889)	(573)
Net loss	$(84,666)	$(89,601)	$(4,191)	$(13,980)	$(4,955)
Less net loss attributable to noncontrolling interests	(14,309)	(15,143)	(708)	(2,362)	—
Net loss attributable to Jason Industries	$(70,357)	$(74,458)	$(3,483)	$(11,618)	$(4,955)
Accretion of preferred stock dividends and redemption premium	900	3,600	900	1,810	—
Net loss available to common shareholders of Jason Industries	$(71,257)	$(78,058)	$(4,383)	$(13,428)	$(4,955)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(3.20)	$(3.53)	$(0.20)	$(0.61)	$(4,955)
Weighted average number of common shares outstanding:
Basic and diluted	22,289	22,092	21,991	21,991	1

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	Successor
	December 31, 2015	December 31, 2014
Assets
Current assets
Cash and cash equivalents	$35,944	$62,279
Accounts receivable - net	79,088	80,080
Inventories - net	80,432	80,546
Other current assets	30,903	23,087
Total current assets	226,367	245,992
Property, plant and equipment - net	196,150	176,478
Goodwill	106,170	156,798
Other intangible assets - net	157,915	198,683
Other assets - net	19,577	21,453
Total assets	$706,179	$799,404
Liabilities and Equity
Current liabilities
Current portion of long-term debt	$6,186	$5,375
Accounts payable	56,838	58,176
Accrued compensation and employee benefits	18,750	14,035
Accrued interest	75	199
Other current liabilities	28,733	21,471
Total current liabilities	110,582	99,256
Long-term debt	435,237	415,306
Deferred income taxes	57,247	81,021
Other long-term liabilities	18,119	21,146
Total liabilities	621,185	616,729
Commitments and contingencies
Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized, 45,000 shares issued and outstanding at December 31, 2015 and December 31, 2014)	$45,000	$45,000
Jason Industries (Successor) common stock, $0.0001 par value (120,000,000 shares authorized, 22,295,003 shares issued and outstanding at December 31, 2015 and 21,990,666 shares issued and outstanding at December 31, 2014)	2	2
Additional paid-in capital	143,533	140,312
Retained deficit	(95,997)	(21,539)
Accumulated other comprehensive loss	(21,456)	(12,065)
Shareholders' equity attributable to Jason Industries	71,082	151,710
Noncontrolling interests	13,912	30,965
Total equity	84,994	182,675
Total liabilities and equity	$706,179	$799,404

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Successor		Predecessor
	Year Ended December 31, 2015	June 30, 2014 Through December 31, 2014	January 1, 2014 Through June 29, 2014

Cash flows from operating activities
Net loss	$(89,601)	$(13,980)	$(4,955)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation	31,160	13,180	10,125
Amortization of intangible assets	14,088	7,195	2,727
Amortization of deferred financing costs and debt discount	3,008	1,508	426
Impairment charges	94,126	—	—
Equity income	(884)	(381)	(831)
Deferred income taxes	(28,223)	(9,784)	(5,156)
Loss on disposals of property, plant and equipment - net	109	57	338
Gain from sale of joint ventures	—	—	(3,508)
Non-cash stock compensation	7,969	4,129	7,661
Net increase (decrease) in cash due to changes in:
Accounts receivable	1,954	15,015	(20,632)
Inventories	5,034	556	(5,602)
Other current assets	(3,820)	(5,067)	(1,860)
Accounts payable	(1,473)	(7,332)	7,266
Accrued compensation and employee benefits	4,169	(6,428)	5,535
Accrued interest	(121)	127	(2,634)
Accrued transaction costs	—	(9,821)	16,807
Other - net	391	3,420	(1,466)
Total adjustments	127,487	6,374	9,196
Net cash provided by (used in) operating activities	37,886	(7,606)	4,241

Cash flows from investing activities
Acquisition of Jason, net of cash acquired	—	(489,169)	—
Proceeds from disposals of property, plant and equipment	232	89	159
Proceeds from sale of joint ventures	—	—	11,500
Payments for property, plant and equipment	(32,786)	(15,359)	(10,998)
Acquisitions of business, net of cash acquired	(34,763)	—	—
Acquisitions of patents	(247)	(121)	(33)
Other investing activities	—	(444)	(490)
Net cash (used in) provided by investing activities	(67,564)	(505,004)	138

	Successor		Predecessor
	Year Ended December 31, 2015	June 30, 2014 Through December 31, 2014	January 1, 2014 Through June 29, 2014

Cash flows from financing activities
Payment of capitalized debt issuance costs	—	$(13,104)	$(444)
Payments of deferred underwriters fees	—	(5,175)	—
Redemption of redeemable common stock	—	(26,101)	—
Proceeds on issuance of preferred stock	—	45,000	—
Payments of preferred stock issuance costs	—	(2,500)	—
Warrant tender offer	—	(6,609)	—
Payments of 2013 U.S. term loan	—	—	(1,175)
Proceeds from First Lien and Second Lien term loans	—	412,477	—
Payments of First Lien term loan	(3,100)	(775)	—
Proceeds from U.S. revolving loans	—	—	64,725
Payments of U.S. revolving loans	—	—	(53,725)
Proceeds from other long-term debt	19,282	3,043	1,383
Payments of other long-term debt	(6,228)	(4,644)	(3,868)
Payments of preferred stock dividends	(3,600)	(910)	—
Net cash provided by (used in) financing activities	6,354	400,702	6,896
Effect of exchange rate changes on cash and cash equivalents	(3,011)	(2,890)	(122)
Net (decrease) increase in cash and cash equivalents	(26,335)	(114,798)	11,153

Cash and cash equivalents, beginning of period	62,279	177,077	16,318
Cash and cash equivalents, end of period	$35,944	$62,279	$27,471

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	Predecessor		Combined*	Successor	Combined*	Successor
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
Seating
Net sales	$52,291	$52,587	$32,385	$34,648	$171,911	$50,960	$51,909	$37,198	$36,725	$176,792
Adjusted EBITDA	8,111	9,557	3,568	4,769	26,005	7,960	9,311	2,904	(409)	19,766
Adjusted EBITDA % net sales	15.5%	18.2%	11.0%	13.8%	15.1%	15.6%	17.9%	7.8%	(1.1)%	11.2%

Finishing
Net sales	$46,583	$50,109	$45,181	$45,714	$187,587	$42,850	$46,646	$52,339	$49,559	$191,394
Adjusted EBITDA	6,003	7,529	5,697	7,045	26,274	6,311	6,727	7,223	5,538	25,799
Adjusted EBITDA % net sales	12.9%	15.0%	12.6%	15.4%	14.0%	14.7%	14.4%	13.8%	11.2%	13.5%

Acoustics
Net sales	$53,007	$56,923	$54,033	$54,774	$218,737	$50,921	$56,052	$51,755	$59,319	$218,047
Adjusted EBITDA	4,439	5,237	4,287	4,625	18,588	4,854	7,338	7,014	8,309	27,515
Adjusted EBITDA % net sales	8.4%	9.2%	7.9%	8.4%	8.5%	9.5%	13.1%	13.6%	14.0%	12.6%

Components
Net sales	$34,655	$30,996	$29,569	$29,031	$124,251	$31,105	$32,971	$29,882	$28,175	$122,133
Adjusted EBITDA	6,539	4,474	1,026	5,206	17,245	5,173	5,529	5,211	5,030	20,943
Adjusted EBITDA % net sales	18.9%	14.4%	3.5%	17.9%	13.9%	16.6%	16.8%	17.4%	17.9%	17.1%

Corporate
Adjusted EBITDA	$(2,964)	$(3,037)	$(1,489)	$(2,774)	$(10,264)	$(3,295)	$(4,005)	$(3,762)	$(1,797)	$(12,859)

Consolidated
Net sales	$186,536	$190,615	$161,168	$164,167	$702,486	$175,836	$187,578	$171,174	$173,778	$708,366
Adjusted EBITDA	22,128	23,760	13,089	18,871	77,848	21,003	24,900	18,590	16,671	81,164
Adjusted EBITDA % net sales	11.9%	12.5%	8.1%	11.5%	11.1%	11.9%	13.3%	10.9%	9.6%	11.5%

*Note: The application of acquisition accounting for the Business Combination significantly affected certain assets, liabilities, and expenses. As a result, financial information in the period June 30, 2014 through December 31, 2014 is not comparable to Jason’s predecessor financial information. Therefore, the Company did not combine certain financial information in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor financial information in the period January 1, 2014 through June 29, 2014 for comparison to prior periods. We have combined our net sales and Adjusted EBITDA in (1) the period June 30, 2014 through September 26, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period June 28, 2014 through June 29, 2014, which comprises Jason’s fiscal third quarter, and (2) in the period June 30, 2014 through December 31, 2014 with Jason’s predecessor net sales and Adjusted EBITDA in the period January 1, 2014 through June 29, 2014, which comprises Jason’s fiscal full year 2014. Net sales and Adjusted EBITDA were not affected by acquisition accounting.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	4Q 2015
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	6.5%	(3.9)%	10.0%	(2.9)%	3.1%
Currency impact	(0.5)%	(8.2)%	(1.7)%	—%	(2.9)%
Acquisitions	—%	20.5%	—%	—%	5.7%
Growth as reported	6.0%	8.4%	8.3%	(2.9)%	5.9%
	FY 2015
Net sales
Organic sales growth	3.5%	(0.7)%	2.1%	(1.7)%	1.0%
Currency impact	(0.7)%	(10.1)%	(2.4)%	—%	(3.6)%
Acquisitions	—%	12.8%	—%	—%	3.4%
Growth as reported	2.8%	2.0%	(0.3)%	(1.7)%	0.8%

Free Cash Flow

	1Q	2Q	3Q	4Q	FY
	2015	2015	2015	2015	2015
Operating Cash Flow	$3,212	$18,043	$11,049	$5,582	$37,886
Less: Capital Expenditures	(7,235)	(8,083)	(8,546)	(8,922)	(32,786)
Less: Preferred Stock Dividends	(900)	(900)	(900)	(900)	(3,600)
Free Cash Flow After Dividends	$(4,923)	$9,060	$1,603	$(4,240)	$1,500

Net Debt to Adjusted EBITDA

	December 31, 2015
Current and long-term debt	$441,423
Add: Debt discounts	6,010
Less: Cash and cash equivalents	(35,944)
Net Debt	$411,489

Adjusted EBITDA
1Q15	21,003
2Q15	24,900
3Q15	18,590
4Q15	16,671
TTM Adjusted EBITDA	81,164
Acquisitions TTM Adjusted EBITDA*	1,411
Pro Forma TTM Adjusted EBITDA	$82,575

Net Debt to Adjusted EBITDA	5.0	x

*Acquisitions TTM Adjusted EBITDA includes Adjusted EBITDA prior to the date of the acquisition during the trailing twelve months.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	Predecessor			Successor		Combined	Successor
			June 28, 2014 Through June 29, 2014	June 30, 2014 Through September 26, 2014
	1Q	2Q	3Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	FY
	2014	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
Net income (loss)	$7,735	$5,237	$(17,928)	$(9,789)	$(4,191)	$(18,936)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)
Tax provision (benefit)	4,492	588	(5,652)	(5,976)	(1,913)	(8,461)	(747)	644	(1,814)	(20,338)	(22,255)
Interest expense	3,495	3,724	82	7,809	8,363	23,473	7,506	7,918	7,996	8,415	31,835
Depreciation and amortization	6,324	6,528	—	10,377	9,998	33,227	10,411	11,476	11,691	11,670	45,248
Loss (gain) on disposals of fixed assets—net	123	215	—	—	57	395	26	(4)	(8)	95	109
EBITDA	22,169	16,292	(23,498)	2,421	12,314	29,698	16,302	19,169	14,689	(84,824)	(34,664)
Adjustments:
Impairment charges(1)	—	—	—	—	—	—	—	—	—	94,126	94,126
Restructuring(2)	647	1,907	—	103	1,028	3,685	1,704	1,010	923	163	3,800
Transaction-related expenses(3)	1,541	3,233	23,009	1,404	1,129	30,316	176	710	—	—	886
Integration and other restructuring costs(4)	993	2,047	—	7,587	2,334	12,961	758	1,122	1,467	5,700	9,047
Sponsor fees(5)	286	281	—	—	—	567	—	—	—	—	—
Gain from sale of joint ventures(6)	(3,508)	—	—	—	—	(3,508)	—	—	—	—	—
Share-based compensation(7)	—	—	—	2,063	2,066	4,129	2,063	2,889	1,511	1,506	7,969
Total adjustments	(41)	7,468	23,009	11,157	6,557	48,150	4,701	5,731	3,901	101,495	115,828
Adjusted EBITDA	$22,128	$23,760	$(489)	$13,578	$18,871	$77,848	$21,003	$24,900	$18,590	$16,671	$81,164

(1)	Represents non-cash impairment charges of $58.8 million and $35.3 million related to impairment of goodwill and other intangible assets, respectively, in the seating segment.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by US GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)
Transaction-related expenses primarily consist of professional service fees related to the Business Combination and other related transactions, as well as the Company’s acquisition and divestiture activities.

(4)
Integration and other restructuring costs includes equipment move costs and incremental facility preparation and related costs incurred in connection with the closure of the Norwalk, Ohio facility and the start-up of a new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana. Such costs are not included in restructuring for US GAAP purposes. During 2015, integration and other restructuring costs also includes $5.9 million of severance and expenses related to the transitions of the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO), partially offset by a $0.8 million gain resulting from termination of an unfavorable lease recorded in acquisition accounting for the Business Combination. During the third quarter of 2014, integration and other restructuring costs includes $5.8 million of increased inventory costs recognized in cost of goods sold resulting from recording inventory at fair value in acquisition accounting for the Business Combination.

(5)
Represents fees and expenses paid by Jason to Saw Mill Capital LLC and Falcon Investment Advisors, LLC under the Management Services Agreement dated September 21, 2010, which terminated upon consummation of the Business Combination.

(6)	Represents the gain on sale of the 50% equity interests in two joint ventures that was completed during the first quarter of 2014.

(7)
Represents non-cash share based compensation expense for awards under the Company’s 2014 Omnibus Incentive Plan. During 2015, share based compensation includes $2.9 million of expense due to accelerated vesting of RSU’s related to the transition of the Company’s CEO and CFO.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	Predecessor			Successor		Successor
			June 28, 2014 Through June 29, 2014	June 30, 2014 Through September 26, 2014
	1Q	2Q	3Q	3Q	4Q	1Q	2Q	3Q	4Q	FY
	2014	2014	2014	2014	2014	2015	2015	2015	2015	2015
GAAP Net income (loss)	$7,735	$5,237	$(17,928)	$(9,789)	$(4,191)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)
Adjustments:
Impairment charges	—	—	—	—	—	—	—	—	94,126	94,126
Restructuring	647	1,907	—	103	1,028	1,704	1,010	923	163	3,800
Transaction-related expenses	1,541	3,233	23,009	1,404	1,129	176	710	—	—	886
Integration and other restructuring costs	993	2,047	—	7,587	2,334	758	1,122	1,467	5,700	9,047
Sponsor fees	286	281	—	—	—	—	—	—	—	—
Gain from sale of joint ventures	(3,508)	—	—	—	—	—	—	—	—	—
Share based compensation	—	—	—	2,063	2,066	2,063	2,889	1,511	1,506	7,969
Tax effect on adjustments(1)	16	(2,838)	(5,515)	(4,240)	(2,492)	(1,786)	(1,505)	(1,204)	(16,097)	(20,593)
Adjusted net income (loss)	$7,710	$9,867	$(434)	$(2,872)	$(126)	$2,021	$3,361	$(479)	$732	$5,634

Effective tax rate on adjustments(1)	38%	38%	24%	38%	38%	38%	26%	31%	16%	18%

Diluted weighted average number of common shares outstanding (GAAP):				21,991	21,991	21,991	22,011	22,161	22,289	22,092
Plus: effect of dilutive share-based compensation (non-GAAP)(2)				—	—	—	—	—	—	—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)				7,139	7,139	7,139	7,139	7,139	7,139	7,139
Diluted weighted average number of common shares outstanding (non-GAAP)(2)				29,130	29,130	29,130	29,150	29,300	29,428	29,231

Adjusted (loss) earnings per share				$(0.10)	$—	$0.07	$0.12	$(0.02)	$0.02	$0.19

GAAP Net (loss) income per share available to common shareholders of Jason Industries				$(0.41)	$(0.20)	$(0.07)	$(0.07)	$(0.16)	$(3.20)	$(3.53)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest				—	—	—	—	—	3.00	3.02
Restructuring				—	0.03	0.05	0.04	0.03	0.01	0.12
Transaction-related expenses				0.04	0.03	—	0.03	—	—	0.03
Integration and other restructuring costs				0.21	0.07	0.02	0.03	0.04	0.16	0.26
Share based compensation				0.06	0.06	0.06	0.09	0.05	0.06	0.25
GAAP to non-GAAP impact per share(2)				—	0.01	0.01	—	0.02	(0.01)	0.04
Adjusted (loss) earnings per share				$(0.10)	$—	$0.07	$0.12	$(0.02)	$0.02	$0.19

(1)
The tax impact of adjustments is calculated using an effective tax rate of 38 percent, except as otherwise indicated. The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.